SECURITIES AND EXCHANGE COMMISSION

UNITED STATES

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 6, 2006

NOBLE INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Delaware	001-13581	38-3139487
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

28213 Van Dyke Avenue Warren, Michigan	48093
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (586) 751-5600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On November 30, 2006, the Company, through its subsidiary Noble Metal Processing Asia Limited (“NMP Asia”), entered into an Equity Joint Venture Contract (the “Agreement”) with WISCO Jiangbei Steel Processing and Logistics Co., Ltd. (“Wisco”), a wholly owned subsidiary of Wuhan Iron and Steel Group Company, for the establishment of a Chinese joint venture company (the “Joint Venture”) to manufacture and sell laser welded blank products within the People’s Republic of China (the “PRC”). Each of NMP Asia and Wisco agreed to contribute $1,250,000 in cash to the Joint Venture, which will operate under the name WISCO Noble Laser Welding Technology Co., Ltd. The parties expect to obtain additional financing for the Joint Venture from financial institutions in the PRC.

Each of NMP Asia and Wisco will own 50% of the Joint Venture and select 2 of the 4 members of the Joint Venture’s Board of Directors. The Agreement contains procedures for either party to purchase the equity interests of the other party in the event of any voting deadlock or dispute. The Company will contribute operating management and technical expertise to the Joint Venture as well as training to the Joint Venture associates. The Agreement also contains provisions limiting each party’s ability to compete with the Joint Venture in the sale of the Joint Venture Products within the PRC.

Under the terms of the Agreement, the Joint Venture would enter into a license agreement with NMP Asia (or its affiliates) wherein NMP Asia (or its affiliate) would provide certain technology and know-how to the Joint Venture in return for royalty payments from the sale of the Joint Venture’s products. The Joint Venture would also enter into a steel supply agreement with Wisco (or one of its affiliates) providing for the supply of the steel necessary for the manufacture of the Joint Venture’s products.

The parties are in the process of seeking approval for the Joint Venture by local governmental authorities, which approval is required before the Joint Venture may commence operations. Production is expected to begin in the second half of 2007.

A copy of the Company’s press release dated December 4, 2006 announcing the Joint Venture is included as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Principal Officer; Election of Directors; Appointment of Principal Officers

On December 4, 2006, the Company announced the appointment of Thomas D. Talboys, age 51, as Vice President of Business Development of the Company, and Larry W. Garretson, age 58, as Vice President of Operations of the Company, effective December 1, 2006.

Mr. Talboys previously served as President of Pullman Industries, Inc. (“Pullman”), which the Company acquired on October 12, 2006 pursuant to a Stock Purchase Agreement (the “Stock Purchase Agreement”) more particularly described in the Company’s Current Report on Form 8-K filed on October 17, 2006 (the “Pullman Acquisition”). Mr. Talboys joined Pullman in 1998, serving as a vice president until his appointment as President of Pullman in May, 2004. Mr. Talboys was party to the Stock Purchase Agreement as a selling shareholder of Pullman, owning less than 3%.

Mr. Garretson has served as Pullman’s Chief Operating Officer/Vice President since 2002. Before joining Pullman in 2002, he held various executive positions at LDM Technologies and Rockwell International in Europe and North America. Mr. Garretson was also a selling shareholder in the Pullman Acquisition, owning less than 3%.

A copy of the Company’s press release dated December 4, 2006 announcing the appointments is included as Exhibit 99.2 to this Current Report on Form 8-K.

The description of the Pullman Acquisition for purposes of disclosing the interests of Mr. Talboys and Mr. Garretson in the Pullman Acquisition does not purport to be complete and is qualified in its entirety by reference to the Stock Purchase Agreement, which is incorporated by reference into this Item 5.02 for such purposes.

Item 9.01 Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(d)	Exhibits

99.1	Press Release dated December 4, 2006 announcing the signing of a Joint Venture Contract with a subsidiary of Wuhan Iron and Steel Group Company.

99.2	Press Release dated December 4, 2006 announcing the appointments of Thomas Talboys and Larry Garretson as executives of the Company.

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SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOBLE INTERNATIONAL, LTD.,
a Delaware corporation
(registrant)

December 6, 2006	By:	/s/ Andrew J. Tavi
Andrew J. Tavi
Vice President and General Counsel

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EXHIBIT INDEX

No.	Description of Exhibit
99.1	Press Release dated December 4, 2006 announcing the signing of a Joint Venture Contact with a subsidiary of Wuhan Iron and Steel Group Company.

99.2	Press Release dated December 4, 2006 announcing the appointments of Thomas Talboys and Larry Garretson as executives of the Company

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